Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cardiff Lexington Corporation

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-276918) of Cardiff Lexington Corporation (the “Company”) of our report dated March 14, 2025, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2024 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ GBQ Partners, LLC

Columbus, Ohio

March 14, 2025